Exhibit 23.01

OFFICERS: Paul D. Simkins, CPA Michael C. Kidman, CPA, MBA Brent S. Sandberg, CPA Brett C. Hugie, CPA Mark E. Low, CPA H. Paul Gibbons, CPA
1011 West 400 North, Suite 100
P.O. Box 747
Logan, UT 84323-0747
Phone: (435) 752-1510 ● (877) 752-1510
Fax: (435) 752-4878

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 20, 2008, on the financial statements and internal control over financial reporting of Utah Medical Products, Inc., which reports appear in the annual report on Form 10-K of Utah Medical Products, Inc. for the year ended December 31, 2007, and to the reference to our Firm under the caption “Experts” in the Prospectus.

JONES SIMKINS, P.C.
Logan, Utah
September 4, 2008

Member of the American Institute of Certified Public Accountants